Exhibit 99.1

News Release	Marshall & Ilsley Corporation 770 North Water Street/Milwaukee, Wisconsin 53202

For release:	Immediately

For further information:	Mark Furlong, executive vice president and chief financial officer, (414) 765-8052
Don Wilson, senior vice president, corporate treasurer, (414) 765-8043

MARSHALL & ILSLEY CORPORATION ANNOUNCES SECOND QUARTER RESULTS

Milwaukee, Wis. - Jul. 13, 2004 - Marshall & Ilsley Corporation (NYSE: MI) today reported 2004 second quarter net income of $0.67 per diluted share, or $151.7 million, as compared to $0.59 per diluted share, or $134.7 million, in the second quarter of 2003. Second quarter net income per share increased 13.6 percent over the same period in 2003.

Net income for the six months ended June 30, 2004 was $297.8 million, or $1.32 per diluted share, compared to $262.7 million, or $1.15 per diluted share, in the first half of 2003. Earnings for the first half of 2003 include $1.5 million (after tax), or $0.01 per diluted share, of Metavante's acquisition-related transition expenses.

Return on average assets based on net income for the second quarter was 1.69 percent, as compared to 1.62 percent for the same period in 2003. Return on average equity based on net income was 17.92 percent this quarter as compared to 16.88 percent for the second quarter of 2003.

The Corporation's provision for loan and lease losses was $9.2 million in the second quarter of 2004, versus $19.6 million in the same period last year. Net charge-offs for the period were $5.0 million, or 0.08 percent of total average loans and leases outstanding this quarter, and $9.8 million a year ago or 0.16 percent of total average loans and leases. At June 30, 2004, the allowance for loan and lease losses was 1.32 percent of total loans and leases, compared to 1.40 percent a year earlier. Nonperforming loans and leases were 0.53 percent of total loans and leases at June 30, 2004, and 0.82 percent at June 30, 2003.

Assets at June 30, 2004 were $37.1 billion, compared to $34.1 billion at June 30, 2003. Book value per share was $15.52 at June 30, 2004, compared to $14.36 for the same date a year ago. Total loans and leases were $27.2 billion, compared to $24.9 billion at June 20, 2003.

Proposed Offerings

On May 17, 2004, the Corporation announced that its Metavante subsidiary had entered into a definitive agreement to acquire NYCE Corporation for approximately $610 million in cash. The Corporation expects to fund the acquisition or portions thereof through the issuance of senior debt and an issuance of approximately $400 million of a hybrid security. It is expected that the hybrid security will consist of a trust preferred bundled with a forward contract to purchase a variable number of shares of M&I common stock. The funding and the acquisition are both expected to be completed in the third quarter, subject to regulatory approval of the acquisition. The debt and hybrid security offerings are subject to market conditions and changes in the expected timing, amount and terms. This press release does not constitute an offer of any security for sale.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $37.1 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank has the largest banking presence in Wisconsin with 199 offices throughout the state. In addition, M&I has 31 locations throughout Arizona; 11 offices in metropolitan Minneapolis/St. Paul, Minn.; and, locations in Duluth Minn.; Las Vegas, Nev.; and Naples and Bonita Springs, Fla. M&I's Southwest Bank affiliate has six offices in the St. Louis area and one office in Belleville, Ill. In addition, Metavante Corporation, Marshall & Ilsley Corporation's wholly owned technology subsidiary, provides virtually all of the technology an organization needs to offer financial services. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I's customer-based approach, internal growth and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

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This press release contains forward-looking statements concerning M&I's future operations and financial results. Such statements are subject to important factors that could cause M&I's actual results to differ materially from those anticipated by the forward-looking statements. These factors include (i) the factors identified in M&I's Annual Report on Form 10-K for the year ended December 31, 2003 under the heading "Forward-Looking Statements" which factors are incorporated herein by reference, and (ii) such other factors as may be described from time to time in M&I's SEC filings.

Note:

Marshall & Ilsley Corporation will hold a conference call at 11:00 a.m. central daylight time Tuesday, July 13, regarding second quarter earnings. For those interested in listening, please call 1-800-211-3767 and ask for M&I's quarterly earnings release conference call. If you are unable to join us at this time, a replay of the call will run through July 20, 5:00 p.m. central daylight time by calling 1-800-839-6713 and entering passcode 644 26 81 to listen.

Supplemental financial information referenced in the conference call can be found at www.micorp.com, Investor Relations, after 8:00 a.m. on July 13.

M&I Corporation Financial Information (unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	Percent	June 30,	June 30,	Percent
	2004	2003	Change	2004	2003	Change
PER SHARE DATA
Diluted:
Net Income	$0.67	$0.59	13.6%	$1.32	$1.15	14.8%
Income as Adjusted (a)	0.67	0.59	13.6	1.32	1.16	13.8
Basic:
Net Income	0.68	0.59	15.3	1.34	1.16	15.5
Income as Adjusted (a)	0.68	0.59	15.3	1.34	1.17	14.5
Dividend Declared	0.210	0.180	16.7	0.390	0.340	14.7
Book Value	15.52	14.36	8.1	15.52	14.36	8.1
Shares Outstanding (millions):
Average - Diluted	225.5	228.4	-1.3	225.8	228.0	-1.0
End of Period	222.8	227.1	-1.9	222.8	227.1	-1.9

INCOME STATEMENT ($millions)

Net Interest Income (FTE)	$292.0	$271.8	7.4%	$578.5	$544.3	6.3%
Provision for Loan and Lease Losses	9.2	19.6	-53.1	18.3	45.3	-59.6

Data Processing Services	197.3	158.0	24.9	383.5	315.1	21.7
Item Processing	10.9	9.6	13.5	22.3	19.8	12.6
Trust Services	37.9	31.2	21.5	74.2	61.2	21.2
Service Charge on Deposits	25.1	25.2	-0.4	50.6	51.4	-1.6
Mortgage Banking	11.7	21.8	-46.3	18.7	39.3	-52.4
Net Investment Securities Gains (Losses)	0.1	(2.6)	n.m.	(0.5)	(1.0)	n.m.
All Other	47.0	51.5	-8.7	94.6	99.4	-4.8
Total Non-Interest Revenues	330.0	294.7	12.0	643.4	585.2	9.9

Salaries and Employee Benefits	211.9	193.5	9.5	415.8	388.0	7.2
Occupancy and Equipment	44.5	46.2	-3.7	91.8	92.7	-1.0
Intangible Amortization	5.4	7.5	-28.0	10.9	14.4	-24.3
Other	112.9	88.5	27.6	218.5	173.6	25.9
Total Non-Interest Expenses	374.7	335.7	11.6	737.0	668.7	10.2

Tax Equivalent Adjustment	8.0	7.9	1.3	15.8	15.9	-0.6
Pre-Tax Earnings	230.1	203.3	13.2	450.8	399.6	12.8
Income Taxes	78.4	68.6	14.3	153.0	135.4	13.0

Income as Adjusted (a)	151.7 =======	134.7 =======	12.6	$297.8 =======	$264.2 =======	12.7

Adjustments (a)	0.0	0.0	n.m.	0.0	(1.5)	n.m.
Net Income	$151.7 =======	$134.7 =======	12.6%	$297.8 =======	$262.7 =======	13.4%

KEY RATIOS

Net Interest Margin(FTE) / Avg. Earning Assets	3.61%	3.65%		3.65%	3.72%
Interest Spread (FTE)	3.32	3.33		3.36	3.39

Efficiency Ratio	60.2	59.0		60.3	59.3
Efficiency Ratio without Metavante	48.8	48.2		49.0	48.4

Return on Assets	1.69	1.62		1.69	1.61
Return on Equity	17.92	16.88		17.67	16.81
Return on Assets - Income as Adjusted (a)	1.69	1.62		1.69	1.62
Return on Equity - Income as Adjusted (a)	17.92	16.88		17.67	16.91

Equity / Assets (End of Period)	9.26	9.52		9.26	9.52

Notes: (a) See reconciliation of Income as Adjusted to Net Income.

M&I Corporation
Financial Information
(unaudited)
	As of
	June 30,	June 30,	Percent
ASSETS ($millions)	2004	2003	Change
Cash & Due From Banks	$824	$988	-16.6%
Trading Securities	28	30	-6.7
Short - Term Investments	336	263	27.8
Investment Securities	5,915	5,363	10.3
Loans and Leases:
Commercial Loans & Leases	8,158	7,540	8.2
Commercial Real Estate	8,775	7,932	10.6
Residential Real Estate	3,632	3,012	20.6
Home Equity Loans & Lines	4,885	4,109	18.9
Personal Loans and Leases	1,745	2,306	-24.3
Total Loans and Leases	27,195	24,899	9.2
Reserve for Loan & Leases Losses	(358)	(348)	2.9
Premises and Equipment, net	434	438	-0.9
Goodwill and Intangibles	1,269	1,085	17.0
Other Assets	1,429	1,348	6.0
Total Assets	$37,072 =======	$34,066 =======	8.8%

LIABILITIES & SHAREHOLDERS' EQUITY ($millions)
Deposits:
Noninterest Bearing	$4,710	$4,653	1.2%
Bank Issued Interest Bearing Activity	9,928	10,127	-2.0
Bank Issued Time	3,352	3,361	-0.3
Total Bank Issued Deposits	17,990	18,141	-0.8
Wholesale Deposits	7,235	4,129	75.2
Total Deposits	25,225	22,270	13.3
Short - Term Borrowings	3,562	5,297	-32.8
Long - Term Borrowings	3,701	2,272	62.9
Other Liabilities	1,150	984	16.9
Shareholders' Equity	3,434	3,243	5.9
Total Liabilities & Shareholders' Equity	$37,072 =======	$34,066 =======	8.8%

	Three Months Ended		Six Months Ended
	June 30,	June 30,	Percent	June 30,	June 30,	Percent
	2004	2003	Change	2004	2003	Change
AVERAGE ASSETS ($millions)
Cash & Due From Banks	$802	$747	7.4%	$787	$755	4.2%
Trading Securities	22	25	-12.0	23	22	4.5
Short - Term Investments	165	282	-41.5	188	270	-30.4
Investment Securities	5,842	5,218	12.0	5,761	5,150	11.9
Loans and Leases:
Commercial Loans & Leases	7,856	7,433	5.7	7,698	7,327	5.1
Commercial Real Estate	8,583	7,836	9.5	8,452	7,724	9.4
Residential Real Estate	3,502	2,894	21.0	3,364	2,846	18.2
Home Equity Loans and Lines	4,688	4,075	15.0	4,563	4,062	12.3
Personal Loans and Leases	1,879	2,161	-13.0	1,891	2,192	-13.7
Total Loans and Leases	26,508	24,399	8.6	25,968	24,151	7.5
Reserve for Loan & Leases Losses	(360)	(345)	4.3	(358)	(345)	3.8
Premises and Equipment, net	435	442	-1.6	437	443	-1.4
Goodwill and Intangibles	1,167	1,090	7.1	1,138	1,089	4.5
Other Assets	1,591	1,441	10.4	1,564	1,433	9.1
Total Assets	$36,172 =======	$33,299 =======	8.6%	$35,508 =======	$32,968 =======	7.7%

Memo:
Average Earning Assets	$32,537	$29,924		$31,940	$29,593
Average Earning Assets Excluding Investment Securities
Unrealized Gains/Losses	$32,510	$29,843		$31,885	$29,509

AVG LIABILITIES & SHAREHOLDERS' EQUITY ($millions)
Deposits:
Noninterest Bearing	$4,514	$4,073	10.8%	$4,415	$3,967	11.3%
Bank Issued Interest Bearing Activity	9,995	10,135	-1.4	9,994	10,086	-0.9
Bank Issued Time	3,242	3,419	-5.2	3,242	3,493	-7.2
Total Bank Issued Deposits	17,751	17,627	0.7	17,651	17,546	0.6
Wholesale Deposits	5,758	4,515	27.5	5,361	4,101	30.7
Total Deposits	23,509	22,142	6.2	23,012	21,647	6.3
Short - Term Borrowings	3,259	3,204	1.7	3,344	3,406	-1.8
Long - Term Borrowings	4,704	3,700	27.1	4,473	3,699	20.9
Other Liabilities	1,294	1,053	22.9	1,289	1,066	20.9
Shareholders' Equity	3,406	3,200	6.4	3,390	3,150	7.6
Total Liabilities & Shareholders' Equity	$36,172 =======	$33,299 =======	8.6%	$35,508 =======	$32,968 =======	7.7%

Memo:
Average Interest Bearing Liabilities	$26,958	$24,973		$26,414	$24,785

M&I Corporation
Financial Information
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	Percent	June 30,	June 30,	Percent
	2004	2003	Change	2004	2003	Change
CREDIT QUALITY (a)

Net Charge-Offs ($millions)	$5.0	$9.8	-49.0%	$9.9	$35.6	-72.2%
Net Charge-Offs / Average Loans & Leases	0.08%	0.16%		0.08%	0.30%
Loan and Lease Loss Reserve ($millions)	$357.9	$348.1	2.8%	$357.9	$348.1	2.8%
Loan and Lease Loss Reserve / Period-End Loans & Leases	1.32%	1.40%		1.32%	1.40%
Non-Performing Loans & Leases (NPL)($millions)	$145.0	$203.3	-28.7%	$145.0	$203.3	-28.7%
NPL's / Period-End Loans & Leases	0.53%	0.82%		0.53%	0.82%
Loan and Lease Loss Reserve / Non-Performing Loans & Leases	247%	171%		247%	171%

MARGIN ANALYSIS (b)

Loans and Leases:
Commercial Loans & Leases	4.62%	4.68%		4.64%	4.69%
Commercial Real Estate	5.34	5.75		5.35	5.86
Residential Real Estate	5.42	6.07		5.49	6.23
Home Equity Loans and Lines	5.24	5.81		5.29	5.88
Personal Loans and Leases	5.00	5.53		5.07	5.64
Total Loans and Leases	5.09	5.45		5.13	5.53
Investment Securities	4.87	4.92		4.93	5.21
Short - Term Investments	0.99	1.00		1.04	1.08
Interest Income(FTE) / Avg. Interest Earning Assets	5.03 ===== %	5.31 =====	%	5.07 ===== %	5.43 =====	%
Interest Bearing Deposits:
Bank Issued Interest Bearing Activity	0.64%	0.82%		0.63%	0.86%
Bank Issued Time	2.38	2.54		2.38	2.62
Total Bank Issued Deposits	1.06	1.25		1.06	1.31
Wholesale Deposits	1.61	1.60		1.64	1.71
Total Interest Bearing Deposits	1.23	1.34		1.23	1.40
Short - Term Borrowings	1.76	2.63		1.81	2.55
Long - Term Borrowings	3.62	4.58		3.66	4.61
Interest Expense / Avg. Interest Bearing Liabilities	1.71 ===== %	1.98 =====	%	1.71 ===== %	2.04 =====	%
Net Interest Margin(FTE) / Avg. Earning Assets	3.61 ===== %	3.65 =====	%	3.65 ===== %	3.72 =====	%
Interest Spread (FTE)	3.32 ===== %	3.33 =====	%	3.36 ===== %	3.39 =====	%

Notes: (a) Includes Loans past due 90 days or more
(b) Based on average balances excluding fair value adjustments for available for sale securities.

Reconciliation of Income as Adjusted to Net Income

Income as Adjusted	$151.7	$134.7		$297.8	$264.2

Acquisition and Transition Related
Charges - Metavante	0.0	0.0		0.0	(1.5)

Net Income	$151.7 =======	$134.7 =======		$297.8 =======	$262.7 ======